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Exhibit 1.2

AMENDED AND RESTATED ARTICLES OF ASSOCIATION

Article I. Firm name, purpose, duration and registered office

Section 1. Firm name

        The company shall be named ENDESA, S.A. and it shall be governed by these Articles of Association, by the provisions of the Spanish Company law and by any other applicable laws.

Section 2. Purpose

1.
The purpose of the company is:

a.
The electricity business including its different industrial and commercial areas of business.

b.
The exploitation of all types of primary energy resources.

c.
The provision of industrial services and, especially, telecommunications, water and gas services, in addition to those preparatory or complementary services of the business areas included in the purpose of the company.

d.
The management of the Group of Companies, incorporated by means of shareholdings in other companies.

2.
Both domestically and internationally, the company will carry on those activities that integrate its purpose directly or through its shareholdings in other companies.

Section 3. Duration.

        The duration of the company is indefinite and its operations began on the date on which its memorandum was issued.

Section 4. Registered office.

        The registered office shall be located in Madrid, at calle de Ribera del Loira, number 60. The Board of Directors shall be empowered to change the domicile within the municipality of this city.

        Likewise, the Board of Directors shall have the power to create, shutdown or transfer company branches, agencies, representative offices or any other offices of the company.

Article II. Share capital and shares

Section 5. Share capital.

        The company has a share capital of €1,270,502,540.40 that is fully subscribed and paid up.

Section 6. Shares.

        The share capital of the company comprises 1,058,752,117 shares, each with a nominal value of €1.20 and that are represented by account entries and belong to the same denomination.

        The 1,058,752,117 shares that comprise the share capital, represented by account entries, are considered to be securities and are governed by the provisions of the law that regulates the Stock Market.

Section 7. Shareholders' rights.

        The legal holder of a share is a shareholder and as such, has the rights provided by Law and by these Articles of Association.

        As provided by Law and save in the cases foreseen therein, a shareholder will at least have the following rights:

  a.
  The right to participate in the distribution of profits and in the distribution of the equity resulting from the winding-up of the company.

  b.
  The right to subscribe for preference shares or convertible bonds.

  c.
  The right to attend and vote at Shareholders' Meetings and to contest corporate acts.

  d.
  The right to be informed.

Section 8. Non-voting, redeemable and preferred shares.

1.
The company may issue non-voting shares for a nominal amount not exceeding half of the paid-up share capital.

  The holders of non-voting shares will have the right to receive a minimum annual dividend equal to 5% of the paid-up share capital for each non-voting share. Once the minimum dividend has been agreed, holders of non-voting shares will have the right to the same dividend that corresponds to the ordinary shares.

2.
The company may issue redeemable shares upon request by the issuing company, by the holders of said shares or by both, for a nominal amount not exceeding a quarter of the share capital. The issuance agreement will establish the terms according to which the right to redeem may be exercised. If said right is exclusively attributable to the issuing company, it may not be exercised until after a period of three years as from the date of issue.

  Redeemed shares must be paid for in full at the time of subscription.

  These shares must be redeemed on account of profits or earned surplus or as a result of the new issue of shares agreed by the Shareholders' Meeting or, if the case, by the Board of Directors, with the aim of financing the redemption transaction. If these shares are redeemed on account of profits or surplus reserves, the company must create a reserve for the nominal value of the redeemed shares. In the event there is neither a sufficient amount of profits or earned surplus nor have new share been issued to finance the transaction, the shares may only be redeemed in compliance with the requirements established for share capital reduction by means of the return of contributions.

3.
The company may issue shares that confer a privilege against ordinary shares, which shall not acquire any of the modes foreseen in Article 50.2 of the Spanish Companies Act, in compliance with the requisites foreseen for the amendment of Articles of Association.

  In the event the privilege consists of the right to obtain a preferred dividend, the company will be obliged to agree on the distribution of the dividend if there are distributable profits. At the time when the shares are issued, the Shareholders' Meeting or the Board of Directors will decide if the holders of the preference shares have the right to the same dividend as the ordinary shares, once the preferred dividend has been agreed upon, and if necessary, will amend the articles of association consequently.

        In the event there are no distributable profits or these do not suffice, the part of the unpaid preferred dividend will be accumulated or not, in accordance with the terms that the Shareholders' Meeting agrees at the time it decides on the issue of shares.

        Under no circumstance may ordinary shares receive dividends on account of the profits of a financial year, as long as the relevant preferred dividend pertaining to the same financial year has not been paid for.

Section 9. Representation of shares. Shareholder Register

1.
Shares will be represented by account entries and will be constituted as such in virtue of their registration in the relevant accounting record, which will show the references in the deed of issue and whether or not they have been fully paid up.

  The right to legally act as shareholder is obtained by registration in the accounting record, which establishes the legal ownership and gives the registered holder the right to demand that the company acknowledges him as a shareholder. This right may be proven by means of the relevant certificates, issued by the entity responsible for the accounting records.

  In the event the company makes a benefit in favour of the supposed shareholder, although the latter may not be the real owner of the share, he will be exempt from responsibility, provided the benefit was made in good faith and without gross negligence.

2.
Without prejudice to the foregoing and in conformity with the terms of the First Additional Provision 6 of the Consolidation of the Spanish Companies Act, on the basis of the aforementioned accounting record and to guarantee and help the shareholder to exercise his rights as foreseen in these Articles of Association, the company may keep a shareholder register in the most technically appropriate way, including by computer. The register will contain information pertaining to each shareholder and the shares that he directly or indirectly owns through controlled entities in accordance with Article 4 of the Stock Exchange Act, or through interposed, trustee or equivalent persons or entities that at the same time are shareholders in the company. It will also contain information on funds, investment institutions or similar entities that are also shareholders in the company, such that the voting rights of said shares is directly or indirectly determined by the shareholder concerned.

        To this end, the company may approach any shareholder through the Chairman of the Board of Directors, so that the shareholder concerned informs the company through the Chairman of the Board of Directors, of the shares that he directly owns and of those that he indirectly owns through the controlled or interposed persons or entities mentioned in the previous paragraph that act on his account, although they do so in their own name. To this end, the company may, through its Chairman, approach any person or entity that owns shares in the company, to verify if said person or entity is acting on behalf of another shareholder or if the person or entity's voting rights are determined by another shareholder and, if necessary, to find out who the real owners of the shares are. Likewise, any shareholder may approach the company through the Chairman of the Board of Directors, in order to be informed of any rights he has as shareholder, arising from his registration in the shareholder register.

Section 10. Assignment of shares.

        Shares may be assigned in accordance with the provisions of the laws in force and these Articles of Association. However, shares may not be assigned until the company and, if the case, the capital increase of the company has been registered in the Mercantile Register.

Article III. Increase or reduction of share capital

Section 11. Modes of increase.

        The share capital may be increased by means of the issue of new shares or by increasing the nominal values of the shares that already exist.

        In both cases, the countervalue of the capital increase may consist of making cash or non-cash contributions, including the netting of credits against the company or the transformation of reserves or benefits that were already part of the equity.

Section 12. Power conferred to the directors to increase the share capital.

        In accordance with the requirements established for the amendment of the Articles of Association, the Shareholders' Meeting may empower the Board of Directors as described below.

a.
Once a specific amount has been agreed on for the capital increase, the Shareholders' Meeting may empower the Board of Directors to:

1.
Execute the foregoing agreement, within a maximum period of one year, save in the case bonds are converted into shares.

2.
Fix the date on which the foregoing increase in the amount agreed on must be carried out.

3.
Establish the initiation and closing date of the subscription period.

4.
Issue shares in accordance with the increase.

5.
Declare the amounts subscribed in the capital increase.

6.
Demand the payment and disbursement of liability dividends.

7.
Amend Sections 5 and 6 of the Articles of Association related to the share capital, replacing them with the new figure after the increase, in accordance with the amounts actually subscribed and,

8.
In general, establish the terms of the capital increase in relation to everything not foreseen in the agreement of the Shareholders' Meeting.

b.
The power to agree, once or several times, on the capital increase, up to a specific amount, when and for the amount decided, without the need for prior consultation with the Shareholders' Meeting. These increases may under no circumstance exceed the equivalent of half of the share capital at the time of authorization, and must be made by means of cash contributions, within a maximum period of five years as from the agreement of the Shareholders' Meeting.

  In this case, once the increase has been agreed and executed, the Board of Directors will also have the power to redraft the Sections of the Articles of Association related to the share capital.

Section 13. Cum pre-emptive rights.

        In capital increases with new issue of ordinary or preference shares, in accordance with the terms of the issue of these bonds and within the deadline established to this end by the company directors, which shall not be less than fifteen days as from the publication of the notice of the invitation to subscribe for new shares in the Official Gazette of the Mercantile Register, the old shareholders and holders of convertible bonds may exercise their right to subscribe for a number of shares in proportion to the nominal value of the shares they possess or of those that would correspond to the owners of convertible bonds, if they at this time exercised the right to convert them.

        The rights to subscribe for preference shares may be assigned in the same conditions as those applicable to the shares. In the case of a capital increase on account of the reserves, the same rule will be applicable to the free right of assignment of the new shares.

Section 14. Ex pre-emptive rights.

        In the event it is in the interest of the company, when deciding on the capital increase, the Shareholders' Meeting may agree to totally or partially remove the pre-emptive subscription right. For this agreement to be valid, it must comply with the requisites for the amendment of Articles of Association and must necessarily comply with the requirements foreseen to this end in the Spanish Companies Act.

        Under no circumstance will there be pre-emptive subscription rights when the capital increase is due to the conversion of bonds into shares or is due to the take-over of another company or to part of the split assets of another company.

Section 15. Reduction of share capital.

        Subsequent to fulfilling the requirements established by Law and, in accordance with them, the Shareholders' Meeting may reduce the share capital of the company and return of contributions, condone liability dividends, create or increase the legal reserve or voluntary reserves or re-establish the balance between capital and the company's equity that has been reduced due to losses.

        Reduction of capital will be compulsory in the event the losses have decreased the company's equity to two-thirds of the share capital and a financial year has elapsed without the equity having been recovered.

Article IV. Bonds

Section 16. Bond issue.

        The company may issue numbered series of bonds or other securities to honor or create a debt in the terms set forth in the Joint Stock Companies Act and other provisions in force concerning this matter.

Article V. Statutory bodies of the company

Section 17. Statutory bodies.

        The statutory bodies of the company are the Shareholders' Meeting, the Board of Directors and the Executive Commission.

        The Board of Directors will establish, in accordance with legal provisions and with its organizational power, the Audit and Compliance Committee, the Appointments and Compensation Committee and any other Committees or Commissions which are necessary or considered convenient for the best performance of its duties.

        The Board may also create Advisory Councils with the purpose of making itself more efficient in the performance of its duties

        The Regulation of the Board of Directors will establish, in conformity with legal and statutory provisions, the system that will govern the different Commissions or Committees and the Advisory Councils.

Section 18. Shareholders' Meeting.

        All matters related to the competence of the Board of Directors shall be decided by majority vote of the shareholders that constitute the duly called Shareholders' Meeting.

        It will be called and it will proceed in conformity with legal and statutory provisions and with the Shareholders's Meeting Regulations proposed by the Board of Directors and approved by Shareholders' Meeting.

        All shareholders, including absent shareholders that have not participated in the meeting, will be subject to the acts of the Shareholders' Meeting.

Section 19. Types of Meetings.

        The Shareholders' Meeting may be ordinary or extraordinary.

Section 20. Ordinary Meetings.

        Subsequent to the duly given notice, the Ordinary Meeting shall meet within the first six months of each financial year, with the purpose of assessing the management of the company, approving, if necessary, the accounts of the previous year and to decide on the distribution of profits.

Section 21. Extraordinary Meeting.

        Any meeting not foreseen in the previous section shall be deemed to be an Extraordinary Meeting.

Section 22. Notice of the Meeting.

        The Board of Directors must give notice of the Shareholders' Meeting by publication in the Official Gazette of the Mercantile Register and in one of the most widely read newspapers in the province, at least fifteen days prior to the date on which it is to be held, save in the cases of merger or split-up, in which case the notice must be given one month in advance.

        The notice will state the date of the meeting at the first notice and all matters to be discussed. Likewise, the notice may state, if necessary, the date on which the meeting is called at second notice.

        The call notice of the Shareholders' Meeting and the documentation at the disposal of the Shareholders together with the notice, shall be made available, whenever it is possible, in the Company's website, with the only purpose and effect of improving their distribution to the shareholders and the market in general.

        There must be a difference of at least 24 hours between the first and the second meeting.

        In the event, due notice given, the Shareholders' Meeting is not held at first notice, nor is a second date foreseen in the notice, this second date must be announced with the same requirement of publication as with the first notice, within the 15 days following the date on which the Meeting was not held and 8 days prior to the date of the next meeting.

Section 23. Power and obligation to call the meeting.

        The directors may call an Extraordinary Shareholders' Meeting whenever they deem it to be in the interest of the company.

        Likewise, they may call the meeting when a number of shareholders that represent at least 5% of the share capital so request, stating the matters to be discussed at the Meeting. In this case, notice must be given for the Shareholders' Meeting to be held within the thirty days following the date on which the directors have been given duly attested notice to call the meeting. The directors will prepare the agenda and must include the matters by reason of which the meeting is called.

        Without prejudice to the foregoing, in the event the Chairman of the Board of Directors or whosoever substitutes him considers a situation to be great importance for the company, he may proceed to call an Extraordinary Meeting to analyse the situation that has arisen and, if necessary, to adopt the relevant acts.

Section 24. General Meeting.

        Notwithstanding the provisions of the previous sections, the Shareholders' Meeting will be deemed to be called and will be validly constituted to discuss any matter, provided all the share capital is present and the attendants unanimously accept to hold a Shareholders' Meeting. A General Meeting may be held anywhere.

Section 25. Constitution of the Shareholders' Meeting.

        A Shareholders' Meeting will be validly constituted at first notice, when the shareholders, present or represented, hold at least 25% of the subscribed share entitled to vote.

        The constitution of a Shareholders' Meeting at second notice will be valid whatever the share capital represented.

Section 26. Special Agreements. Constitution.

        In order for the Ordinary or Extraordinary Shareholders' Meeting to validly agree on the issue of bonds, the increase or reduction of capital, the transformation, merger or split-up of the company and, in general, any other amendment to the Articles of Association, at first notice shareholders representing at least 50% of the subscribed capital with voting rights must be present. At second notice 25% of the capital must be represented.

        When less than 50% of the subscribed share capital with voting rights is present, the agreements referred to in the previous point may only be adopted validly when two-thirds of the capital present or represented at the Meeting issues a vote in favour.

        The provisions of this section shall be understood to be without prejudice to the reinforced constitution of or voting quorums established by Law or in these Articles of Association.

Section 27. Right of attendance.

        Those shareholders that individually, or in groups with others, hold a minimum of 50 shares, may attend the Shareholders' Meeting, provided that the shares are registered in the relevant accounting record five days before the meeting is held and the shareholders obtain the relevant attendance cards. The company will issue the attendance cards bearing the shareholder's name either directly or through the entities that keep the accounting records. The shareholder may use the card as a power of representation for the relevant Shareholders' Meeting, without prejudice to the legitimation certificates issued in accordance with the accounting record entries issued by the responsible or associate entity.

        Members of the Board of Directors must attend the Shareholders' Meetings.

        The Chairman may authorize any person he deems appropriate to attend a meeting, although the Shareholders' Meeting has the power to revoke said authorization.

Section 28. Representation.

        All shareholders with attendance rights may be represented at the Shareholders' Meeting by proxy. The proxy must be granted in writing and specifically for each Shareholders' Meeting, as well as comply with all other relevant legal provisions. The power of representation by proxy shall be construed without prejudice to the provisions of the Law for cases related to representation by a family member and the granting of general powers.

        In any case, a shareholder may not have more than one representative at a Shareholders' Meeting, neither in the case of voluntary representation, nor in the case of legal representation

Section 29. Chairmanship and Panel of the Shareholders' Meeting.

        The Shareholders' Meeting will be presided by the Chairman of the Board of Directors and, in his absence, by the relevant Vice Chairman in accordance with the provisions of Section 45 of the Articles of Association and, in the absence of both, by the Managing Director chosen by the Shareholders' Meeting.

        The Chairman will be aided by a Secretary, who will be the Secretary of the Board of Directors and, in his absence, by the Assistant Secretary, if there is one, and, in any other case, by the person appointed by the Shareholders' Meeting.

        The Board of Directors will constitute the Panel of the Shareholders' Meeting.

Section 30. List of Attendants.

        Prior to commencing the agenda, a list of attendants will be prepared, which will include the nature or proxy of each attendant and the number of shares, own or belonging to another, that they are representing.

        The list of attendants may also be prepared by file or computer. In the foregoing cases the medium used will be stated in the minutes and it will be duly identified on the sealed cover of the file or relevant medium and will be signed by the Secretary, with the Chairman's approval.

        The number of shareholders, present or represented, will be stated at the end of the list, as well as the amount of capital they own, with specification of the capital belonging to shareholders with voting right.

        If he deems it necessary, the Chairman will appoint two or more scrutineer shareholders, who will sit on the panel to assist in the preparation of the list and, if necessary, to count the votes.

        During the Shareholders' Meeting, any shareholder with attendance right may consult the list of attendants, without it delaying or slackening the normal progress of the Meeting once the Chairman has declared it to be legally constituted. The Panel will neither be under the obligation to read the foregoing list nor to provide a copy of it in the course of the Meeting.

Section 30-bis. Voting and representation by remote means of communication.

a)
The shareholders entitled to attend and vote may cast their votes on the proposals concerning the items on the agenda by post or through electronic communication, in accordance with that set forth in the Regulations of the General Shareholders' Meeting and the rules that supplement and develop the Regulations, as stipulated by the Board of Directors.

  Using the technical and legal means that make it possible and duly guarantee the identity of the party exercising its right to vote, the Board of Directors is authorized to develop and supplement the rules set forth in the Regulations of the General Shareholders' Meeting. The Board shall determine the time from which the shareholders may cast their vote through remote means of communication, depending on the stage of development and security provided by the technical means available.

  The regulations and any modifications thereto that the Board of Directors adopts in order to develop and supplement the Regulations of the General Shareholders' Meeting within the scope of that set forth in this article of the by-laws, and the time determined by the Board of Directors from which the shareholders may cast their vote in the General Shareholders' Meeting by remote means of communication shall be published on the company's website.

  The shareholders entitled to attend that cast their votes remotely pursuant to that set forth in this section shall be deemed present for the purposes of holding the General Shareholders' Meeting in question.

b)
That set forth in section a) above shall also apply to a shareholder authorizing a proxy for the General Shareholders' Meeting by means of electronic communication or any other remote means of communication.

c)
Attendance in person by a shareholder at a General Shareholders' Meeting shall have the effect of revoking votes cast by post or electronically. In addition, attendance in person at a General Shareholders' Meeting by a shareholder represented by proxy shall have the effect of revoking the representation by proxy authorized through electronic correspondence or any other remote means of communication envisaged in the Regulations of the General Shareholders' Meeting.

Section 31. Deliberation and adoption of acts.

        Once the session has been opened, the Secretary will proceed to read the points on the agenda and to discuss them. The Chairman and persons he appoints to this end shall be the first to speak.

        Once they have spoken, the Chairman will call upon the shareholders who so request, to speak, while he directs and maintains the debate within the limit of the agenda, ending it when, in his opinion, the matter has been sufficiently debated.

        Lastly, votes will be cast for the different agreement proposals.

        Acts will be adopted with the favourable vote of the majority of the share capital with voting right that is present or represented at the Meeting, without prejudice to the reinforced constitution of and voting quorums established by Law and in these Articles of Association.

        The system of determination of votes established the Regulation of the General Meeting shall be followed for the adoption of acts.

Section 32. Limits of voting rights.

        Shareholders will have one voting right for each share that they own or represent, save the non-voting shares, which will be governed by the provisions of Section 8 of these Articles of Association. As an exception to the provisions of the previous sentence, in relation to the shares that a shareholders owns, he may not exercise a greater number of votes than 10% of the company's total share capital with voting right at each time, even when the shares that he owns exceed 10% of the share capital.

        To count the maximum number of votes that each shareholder may cast and for the purpose of the foregoing provisions, the shares that each one of them owns must be included. However the shares owned by other persons whom the foregoing shareholders present may be representing and voting for, will be excluded from the foregoing calculation but will be subject to the application of the 10% limit on the votes that each represented shareholder owns.

        The limit established in the previous paragraphs will also be applicable to the number of votes that, at the most, two or more shareholding companies belonging to the same group of companies may cast, whether jointly or separately. This limit will likewise be applicable to the number of votes that, at the most, a shareholder that is a natural person and the entity or entities that are also a shareholder and that are controlled by the natural person, may cast, whether jointly or separately.

        For the purposes mentioned in the foregoing paragraph, in order to consider the existence of a group of entities, reference will be made to the provisions of section 4 of the Stock Exchange Act of 28 July 1998. It will be deemed that a natural person controls one or several entities when one of the control circumstances that section 4 of said Act requires of a parent company with respect to its subsidiaries, occurs in the relations between the aforementioned person and the company or companies referred to.

        Likewise, and for the purpose of this Section, the relation of any shareholder who is a natural or legal entity with interposed, trustees or the equivalent entities, which in turn are shareholders of the company, as well as its relations with funds, investments institutions or similar entities that are also shareholders of the company, or with other shareholders through the unionization of votes, will be equalized to the control relation of section 4 of the Stock Exchange Act when the exercise of the voting right of the shares held by these entities is directly or indirectly determined by the shareholder concerned.

        In the days before the Shareholders' Meeting is held at first notice, the Chairman of the Board of Directors may summon any shareholder to inform the company through its Chairman within a maximum period of 48 hours, of the shares that he directly owns and of the shares owned by third parties that the shareholder concerned directly or indirectly controls. The Chairman may comment as he deems appropriate at the Shareholders' Meeting, at the time of constitution of the Meeting, in order to guarantee the compliance with these Articles of Association in relation to the exercise of voting rights by shareholders. Shares belonging to the same holder, to a group of entities or to a natural person or legal entity and to the entities that said natural person or legal entity controls, will be computable in their entirety between the shares that attend the Meeting to obtain the necessary capital for valid constitution. However, for voting purposes, the voting limit of 10% established in this Section will be applicable to the shares. To amend this Section, a vote in favour exceeding 50% of the subscribed capital with voting right will be required at the relevant Shareholders' Meeting both at first and second notice.

Section 33. Right to information.

        From the day of the publication of the summons to the General Shareholders' Meeting up to and including the seventh day before the date on which the meeting is to be held at the first summons, the shareholders may request in writing the information or clarifications they deem necessary or ask the questions they deem appropriate in writing concerning the items on the Agenda. In addition, in the same manner and with the same notice, the shareholders may request information or clarifications, or ask questions in writing about the information accessible to the public that the company has provided the Spanish Securities and Exchange Commission with since the date on which the last General Shareholders' Meeting was held.

        While the General Shareholders' Meeting is being held, the shareholders may verbally request the information or clarifications they deem appropriate concerning the items on the Agenda.

        The directors shall be obliged to provide the information requested in accordance with the two preceding paragraphs in the manner and terms set forth in law, except in cases in which, in the Chairman's opinion, publishing such information would not be in the company's interests. This exception will not apply when the request is supported by shareholders that represent at least one quarter of the capital.

        Likewise, as from the notice of the Ordinary Shareholders' Meeting, any shareholder may obtain, in the terms and cases legally provided, the documents on the items included in the agenda of the General Meeting, without prejudice of the access thereto through in the Company's website in the terms set forth in the section 22 hereof.

Section 34. Minutes of the Shareholders' Meeting.

        The Directors will require the presence of a Notary to draw up the Minutes of the Meeting, being considered the notary minutes as Minutes of the Meeting.

Section 35. Contestation of corporate acts.

        Acts adopted by the Shareholders' Meeting may be contested in the cases and in accordance with the procedures established by the laws in force.

Section 36. Board of Directors. General Functions.

1.
The Board of Directors is responsible for the government and management of the company. The Board of Directors has the following general functions:

a.
To establish the corporate strategy and management guidelines.

b.
To supervise the action of the Top Management, demand explanations for their decisions and assess the performance of their managerial tasks.

c.
To guarantee the transparency of the company's relations with third parties.

  These functions will be performed by the Board of Directors acting as a single body or through its Commissions and Committees.

2.
In compliance with the provisions of section 2 of these Articles of Association, the Board of Directors will lay down the general strategy of the Group of Companies incorporated by means of shareholdings in other companies.

3.
In compliance with section 141 of the Companies Act and with the legal and statutory provisions, the Board of Directors will regulate its own operation and that of its Committees and Commissions, laying down its Regulations, which will be binding for the members of said Board of Directors, acting as such or through or its Commissions and Committees.

Section 37. Number and types of Board Members.

        The Board of Directors will comprise at least nine and at most fifteen members.

        There will be two types of Board Members:

a.
Those that are bound professionally and permanently to the company.

b.
Those that are bound to the company by virtue of their condition of Board Member and,

c.
Those who are Members of the Board of Directors by virtue of their shareholding in the share capital of the company.

        The Board Members made reference to in point b) above, will be the majority with respect to the total Board Members that at each time form the Board, provided that the number of Board Members chosen through the exercise of the shareholders' right to be represented on the Board of Directors, in proportion to their share of the share capital, so allows.

        The Board of Directors is responsible for the appointment and removal of Board Members. A Board Member may resign, be removed or re-elected.

Section 38. Term of office.

        Board Members shall hold their office for a period of four years, after which they may be re-elected for periods of an equal term, save in the case of the Board Members made reference to in point b) of the previous section, in whose case they may only be re-elected for a second term.

        For the purpose of calculating the term of office of the Board Members, it must be understood that a year begins and ends on the day on which the Ordinary Shareholders' Meeting is held, or on the last possible day on which it should have been held.

        In the event of vacancies during the term for which Board Members are appointed, the Board of Directors may designate persons from among the shareholders, who will occupy the vacancies until the first Shareholders' Meeting.

Section 39. Representation of the company.

        The Board of Directors will represent the company in or outside court, as well as in any acts included within the purpose of the company as established in these Articles of Association.

Section 40. Remuneration.

        The remuneration of the Directors will comprise the following items: fixed monthly salary and participation in profits. The overall annual salary of the entire Board and for the foregoing items will be one thousandth of the profits of the consolidated group, approved by the Shareholders' Meeting, notwithstanding the Board of Directors might reduce this percentage for the fiscal years that it considers fit. All without prejudice of what is set forth in the third paragraph of this section in relation to the expenses for attendance.

        It will be for the Board of Directors to set the distribution of the mentioned amount among the previous items and among the Directors when, as and how it freely determines.

        The members of the Board of Directors will also receive expenses for attendance to each session of the organs of administration of the Company and their committees. The amount of these expenses will be, as a maximum, the amount that, in conformity with the previous paragraphs, be determined as fixed monthly salary. The Board of Directors may establish, within this limit, the amount of the expenses for attendance.

        The remuneration laid down in the preceding paragraphs, stemming from the membership to the Board of Directors, will be compatible with the other professional or employment compensations to which the Directors might be entitled for any other executive or advisory functions that may perform for the Company different from those of supervision and collegiate decision characteristic of their condition of Directors, which will be subject to the legal applicable requirements.

        In compliance with the provisions of section 130 of the Spanish Companies Act, the Directors may only receive remuneration as participation in profits after the requirements of the legal and statutory reserve have been met and after the shareholders have been given a minimum dividend of 4%.

Section 41. Responsibility.

        The members of the Board of Directors will perform their duties with the diligence of an organized businessperson and loyal representative, and in compliance with the duties legally vested in them, they must contribute to the function of fostering and supervising the management of the company and their actions will be guided by corporate interest.

        The Directors, by virtue of their appointment, are obliged, in particular, to:

1.
Obtain the necessary information and prepare adequately the meetings of the Board of Directors and the statutory corporate bodies to which they belong to.

2.
Attend meetings of the corporate bodies and their Commissions or Committees to which they belong and become actively involved in their discussions in order to contribute in an active manner to the decision-making process.

        Notwithstanding the legal provisions on the matter, the Regulations of the Board of Directors will set out the duties of diligence, fidelity, loyalty and secrecy of the Directors, and in particular, their obligation of non-competition, the use of non-public information and on corporate assets, benefiting of business opportunities, conflicts of interest and related parties' transactions.

Section 42. Incompatibilities.

1.
The Board Regulations will establish a system of limits and incompatibilities for the Board Members, of which the following will be applicable in any case:

a.
No person may be appointed as Board Member if is aged over 70 years. A Managing Director may not be aged over 65 years, although he may continue to hold the post of Board Member subsequently.

  b.
  The performance of the duties of representative, manager or advisor in companies of the competence or in parent companies or in those that control competing companies.

    Simultaneous membership on more than five Boards of Directors, excluding the Boards of Directors of the different investee undertakings referred to in section 36.2 of the Articles of Association, the Boards of Directors of the Group or shareholding company that the Board Member represents and the Statutory Bodies of the companies in which the Board Member's participation through his interests, personal or family, give him the right to be a member.

  c.
  Persons who may not be Directors of the Company those who in their own name or through a third party hold any office in companies which are customers or suppliers of goods and services to the company, or are legal representatives of those companies or are linked to these, provided that such appointment may entail a conflict of interests with those of the Company. Financial institutions in their capacity of providers of financial services to the company are excepted from the above.

Section 43. Notice and place of meeting.

        The Board of Directors will meet as often as the Chairman calls a meeting, at his discretion or when the majority of the Board Members so request. The notice of the meeting will contain the agenda, which will be fixed by the Chairman.

        Meetings will generally take place at the registered office, however they may also be held elsewhere as the Chairman determines. Meetings of the Board may be held in one or several rooms simultaneously provided that the interactivity and intercommunication in real time by means of audiovisual or telephone systems is guaranteed, whereby it will be deemed that the meeting was held in the same place. In this case, notice of the meeting will include the connection system and where applicable, the places where the necessary technical resources are available to attend and take part in the Meeting. Resolutions will be considered adopted where the Chairperson is located.

        Without prejudice to the foregoing, save if the Law establishes otherwise, the Board may adopt action out of session and in writing, in accordance with the requisites and formalities established in the Regulations of the Mercantile Register.

Section 44. Constitution of the Board of Directors.

        The Board of Directors Meeting will be validly constituted when half plus one of the Board Members exercising their duties, are present or represented.

        Proxies must be granted in writing and specifically for each Board Meeting. No Board Member may hold more than three proxies, save the Chairman, to whom this limit shall not be applicable, although he may not represent the majority of the Board of Directors.

        By decision of the Chairman of the Board of Directors, the General Managers and Managers of the company, as well as any other persons that he so judges, may attend Board meetings.

Section 45. Officers of the Board of Directors.

        The Board of Directors shall include the following officers: a Chairman, Vice Chairman or Vice Chairmen, a Managing Director and a Secretary.

1.
In addition to the duties assigned to him by Law and in the Articles of Association, the Chairman shall be responsible for the general and active management of the company and its investee undertakings, and shall direct the Board of Directors, seeing to it that the Board members are duly informed, in addition to representing the company especially before the Public Authorities, Stock Exchange Institutions, Bodies, Companies and Associations of the Electricity Sector and of other economic sectors in which the company carries on its activities.

2.
In the absence of the Chairman, he will be substituted by the oldest Vice Chairman and, in the absence of all the Vice Chairmen, by the Board Member appointed to substitute him provisionally.

3.
By proposal of the Chairman, the Board of Directors will appoint a Managing Director, who will be responsible for managing the Company in accordance with the criteria established by the Board of Directors. As the highest responsible person for the management of the company, he will be in command of all the company's services and will head the Top Management. Likewise, he will be responsible for carrying out and overseeing the general strategy of the Group of Companies incorporated by means of shareholdings in other companies, without prejudice to the individual competence of each one of the investee undertakings.

4.
Regardless of the rights and obligations of Board Members mentioned in these Articles of Association, the Board Regulations will establish the specific legal system that will govern the actions of the Chairman and Managing Director, in virtue of their permanent and professional binding relationship with the Company.

        Only those persons who have been Board Members for at least three years prior to the appointment will be eligible for the office of Chairman or Vice Chairman, although this requirement will not be demanded in the event the Board of Directors makes the appointment with votes in favour of at lease three quarters of its members. Equally, the re-election as Board Members of the persons who hold the office of Chairman and Vice Chairman, will means their continuity in said posts.

        The Board of Directors will also be responsible for the appointment of the Secretary and, in necessary, of the Assistant Secretary, who may or may not be Board Members. In the case of vacancy or absence, the youngest Board Member of those attending the meeting will substitute them.

Section 46. Deliberation and adoption of acts.

        Once a session is opened, the Secretary will read the points comprising the agenda and will proceed with the debate and voting.

        The Board will deliberate on the matters listed in the agenda and also on all those matters that the Chairman or majority of the Members present or represented, propose, although they are not included in the agenda.

        Acts will be adopted by absolute majority of the Board Members present or represented, who attend the meeting. In the event there is an equal number of votes, the Chairman or whosoever substitutes him at the meeting, will cast the decisive vote. The provisions of this section shall be applicable without prejudice to those acts for which a qualified majority of the Board Members is required in accordance with these Articles of Association or the laws in force.

        Written votes cast outside a session will only be accepted in the event no Board Member opposes the procedure.

        The acts of the Board of Directors will be laid down in the minutes of the meeting, which will be written in the relevant Minute Book, in accordance with the requirements of the laws in force.

        The Board of Directors will itself approve the minutes upon conclusion of the meeting or at the following meeting. The minutes will also be deemed to be approved when within the five days following receipt of draft copy of the minutes, no Board Member makes objections. The Board of Directors may empower the Chairman and a Board Member to jointly approve the minutes of a meeting.

        Once approved, the minutes will be signed by the Secretary of the Board or of the session, with the approval of whoever acts as Chairman at the meeting.

Section 47. Granting of powers.

        The Board of Directors may provisionally or permanently delegate all or part of its powers to the Executive Commission, to the Managing Director and to the different Board Commissions, except those that legally or by agreement of the Shareholders' Meeting, are exclusively its competence.

        For the permanent delegation of the Board of Director's powers to the Executive Commission and to the Managing Director and the appointment of officers that will occupy these posts to be valid, the vote in favour of two thirds of the members of the Board and its registration in the Mercantile Register will be required.

        The Executive Commission and the Managing Director will inform the Board of Directors of the main acts adopted during the exercise of the powers conferred on them.

Section 48. Composition of the Executive Commission.

        The Executive Commission will consist of a minimum of five and a maximum of seven Board Members, including the Chairman.

        The Chairman of the Board of Directors will preside the Executive Commission and the Secretary of the Board of Directors will act as such in the Executive Commission. The system of substitutions of these posts is that foreseen for the Board of Directors.

Section 49. Duties of the Board of Directors.

        The Board of Directors, acting as a single body or through its Committees is vested with all discretions vested in the Board by law or by the Articles of Association concerning the management and administration of the company, and in particular with regard to the general functions set out in Section 36 of these Articles. By means of its own Regulations, the Board itself will develop within the framework provided by law and by the Company's Articles, its structure, functions, rules applicable to its proceedings, composition of the Board and of its Commissions and Committees, relations with Members, Shareholders' Meeting, Auditors, Senior Officers, the Statute applicable to Directors and other officers

Section 50. Contestation of Board of Director agreements.

        The Directors and Shareholders that represent 5% of the share capital may contest the void and voidable agreements of the Board of Directors and it administration bodies, in accordance with the deadlines and procedure established by Law.

Section 51. Audit and Supervisory Committee

        The Audit and Supervisory Committee will comprise a minimum of four and a maximum of six directors of the Board appointed with the favourable vote of the majority of members of the Board itself. Its composition will ensure that the majority of members are Directors only linked to the company by their appointment as members of the Board.

        The Chairperson of the Audit and Supervisory Committee must be appointed by the Board of Directors among those members whose relationship with the company refers exclusively to their appointment to the Board with the favourable vote of the majority of the Board itself. The Chairperson must be replaced every four years, and may be re-elected after one year has elapsed since the date of his resignation. In absence of the Chairperson, the Director of the Committee with an interim appointment by the Board of Directors will deputise for him, and in default of this, by the most senior member of the Committee. The Audit and Supervisory Committee will meet as often as convened by its Chairperson or when so resolved by the majority of its members of at the request of the Board of Directors. Its sessions will take place at the registered offices of the Company or at any other place established by the Chairperson and included in the Notice of the Meeting. A meeting of the Committee will be deemed validly held when the majority of its members are present thereat. Resolutions must be adopted with the favourable vote of the majority of directors attending the session. In the event of a draw, the Chairperson, or the person deputising for him, will have the casting vote.

        The Secretary of the Committee will be the Secretary of the Board of Directors who will draft the Minutes of the resolutions passed informing the Board of these. The main task of the Committee is to promote good corporate governance and ensure the transparency of all actions of the Company in the economic and financial area and external and compliance audits and internal audits, and in any event it will be entrusted with the following functions:

  a.
  Report any matters proposed by Shareholders on matters of its competence to the Shareholders' Meeting.

  b.
  Propose the external auditors to the Board of Directors who will refer this issue to the Shareholders' Meeting, pursuant to Section 55 of these Articles

  c.
  Supervise internal audit services in the event that such body exists within the business organization

  d.
  Become acquainted with the financial information process and the IT and internal control systems of the Company.

  e.
  Liaise with external auditors in order to obtain information on all matters which may place at risk their independence, and any others related to the procedures concerning the audit of the accounts, as well as those communications which are foreseen in the legislation on auditing of accounts and technical auditing standards.

        The functions described above are solely by way of reference and notwithstanding any others which the Board of Directors may entrusted to it.

        The Regulations of the Board may develop the competences of the Committee and its organization and functioning system.

Section 52. Appointment and Remuneration Committee

        The Appointment and Remuneration Committee will be made up of at least four and a maximum of six Directors of the Board, appointed with the favourable vote of the majority of the Board itself. Its composition will ensure that the majority of members are Directors only linked to the company by their appointment as members to the Board.

        The Chairman of the Appointment and Remuneration Committee will be designated by the Board of Directors amongst those members whose relation with the Company is limited to being a member of the Board, with the favourable vote of the majority of the Board. The Chairperson must be replaced every four years, and may be re-elected after one year has elapsed since the date of his resignation.

        In absence of the Chairperson, the Director of the Committee with an interim appointment by the Board of Directors will deputise for him, and in default of this, the most senior member of the Committee.

        The Appointment and Remuneration Committee will meet as often as convened by its Chairperson or when so resolved by the majority of its members of at the request of the Board of Directors. Its sessions will take place at the registered offices of the Company or at any other place determined by the Chairperson and included in the Notice of the Meeting.

        A meeting of the Committee will be deemed validly held when the majority of its members are present thereat.

        Resolutions must be adopted with the favourable vote of the majority of directors attending the session. In the event of a draw, the Chairperson, or the person deputising for him, will have the casting vote.

        The Secretary of the Committee will be that of the Board of Directors who will draft the minutes of the resolutions passed thereat and the Board will be informed of these resolutions.

        The Appointment and Remuneration Committee is vested, among other faculties, with those of informing and proposing the appointment of Directors to the Board, either by co-option or by means of a proposal to the Shareholders' Meeting; it will also inform about their remuneration and of any appointments to Senior Management and their remunerations.

        The above functions are by way of reference only and notwithstanding any others which may be vested in him by the Board of Directors.

        The Regulations of the Board may develop the competences of the Committee and its organization and functioning system.

Article VI. Annual accounts

Section 53. Annual Accounts.

        The financial year will begin on 1 January and will end on 31 December of each year. Forming a unit, the annual accounts will include the balance sheet, profit and loss account and the annual report. These documents must be drafted in such a way that they give a true and fair view the company's worth, financial situation and results, as provided by Law.

Section 54. Contents of the Annual Accounts.

        The balance sheet will include the properties and rights that make up the company's assets and the obligations that make up its liabilities, which must be duly separated, with specification of the capital and reserves. The balance sheet will be structured as provided in the Spanish Companies Act and other applicable legal provisions.

        The profit and loss account will include the income and expense of the year and, by difference, the profit for the year, also all duly separated. It will differentiate between profit from ordinary activities and from other activities, or profits that are the result of extraordinary circumstances. The profit and loss account must be structured as provided in the Spanish Companies Act and other applicable legal provisions.

        The annual report will complete, expand and comment on the information contained in the balance sheet and profit and loss account. It will contain the indications foreseen in the Spanish Companies Act and other applicable legal provisions.

Section 55. Director's Report.

        The Director's Report must at least contain a true and fair view on the development of the business and situation of the company. It must also include indications on the most important events for the company that occurred subsequent to the close of the year, the expected development of the company, research and development activities and the acquisition of own shares, in compliance with the Law.

Section 56. Audit of Accounts.

        As provided by Law, Auditors must revise the annual accounts and Director's report. The Auditors will also check whether the Director's report agrees with the annual accounts for the year. The Auditors will have a minimum deadline of one month as from the date on which the accounts were submitted to them, in which to submit their report.

Section 57. Appointment of Auditors.

        The Audit and Supervisory Committee will propose the external auditors to the Board of Directors who will refer this issue to the Shareholders' Meeting. The appointment by the Shareholders' Meeting shall take place before the end of the year to be audited, for a period of not less than three years or more than nine years. The Shareholders' Meeting may re-elect the Auditors annually once the initial period has lapsed. The Shareholders' Meeting may appoint one or several natural persons or legal entities to act jointly. When the appointed auditors are natural persons, the Shareholders' Meeting must appoint as many substitutes as there are titular auditors.

Section 58. Preparation of the Annual Accounts.

        Within a maximum period of three months as from the year-end closing date, the Board of Directors shall be obliged to prepare the annual accounts Director's report and the proposal for the appropriation of profits, as well as, if applicable, the consolidated accounts and Director's report. All the Board Members must sign the annual accounts and Director's report. In the case of lack of the signature of one Board Member, this circumstance must be indicated on each one of the documents from which it is missing, with express indication of the cause.

Section 59. Approval of the Annual Accounts.

        The Shareholders' Meeting will approve the annual accounts and will decide on the appropriation of profits for the year, in accordance with the balance sheet approved.

Section 60. Legal Reserve.

        In any case, an amount equal to 10% of the profit for the year will be deposited into the legal reserve, until the latter reaches at least 20% of the share capital. As long as it does not exceed the amount indicated, the legal reserve may only be used to offset losses, in the event there are no other reserves available to this end.

Section 61. Distribution of Dividends.

        Once the requirements established by Law or by the Articles of Association have been met, dividends may only be distributed on account of the profits of the year, or on account of the free reserves, if the net accounting worth is not, or as a result of the distribution, is more than the share capital. In the event of losses in prior years that make the value of the net worth of the company less than the amount of the share capital, the profits will be used to offset these losses.

        The Shareholders' Meeting will determine the time and form of payment in the distribution of dividends agreement. Save if otherwise agreed by the Shareholders' Meeting, the dividend will be payable at the company's registered office as from the day following that of the agreement.

Section 62. Amounts distributed on account of dividends.

        Only the Shareholders' Meeting or the Board of Directors may agree on the distribution of amounts among shareholders on account of dividends, under the following conditions.

1.
The Board of Directors will prepare a balance sheet in which it proves that there is sufficient liquidity for the appropriation. This balance sheet will subsequently be included in the annual report.

2.
The amount to be appropriated may not exceed the amount of the results obtained since the last financial year, minus losses of prior years and the amount that must go into the compulsory reserves established by law and by the Articles of Association, as well as the estimation of tax to be paid on these results.

Section 63. Deposit of annual accounts.

        Within the month following the approval of the annual accounts, the certification of the agreements of the Shareholders' Meeting and of the distribution of profits, to which a copy of each one of the foregoing accounts will be attached, in addition to the Director's report and the Report of the Auditors, must be deposited at the Mercantile Register of the Company's registered office.

Article VII. Conflict resolution

Section 64. Conflict Resolution.

        For all disputes that may arise between the Company and the shareholders, or between the shareholders themselves, which are related to corporate matters, both the Company and the shareholders submit to the jurisdiction of the Company's registered office and waive their right to the jurisdiction to which they would otherwise submit.

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